Exhibit 99.1

First Bankshares, Inc. Declines to Participate in Treasury’s TARP Capital

Purchase Program

SUFFOLK, Va., June 2, 2009 – First Bankshares, Inc. (Nasdaq: SUFB; “First Bankshares”), parent company of SuffolkFirst Bank, today announced its decision to decline to participate in the U.S. Treasury Department’s TARP Capital Purchase Program (the “CPP”). First Bankshares received preliminary approval on December 4, 2008 for participation in the CPP in an amount up to $3.54 million. After careful consideration, the Board of Directors of First Bankshares determined not to participate in the CPP based on a number of factors, including its entry into an Agreement of Merger with Xenith Corporation dated May 12, 2009 (the “Merger Agreement”).

“We appreciate the Treasury’s recognition of our financial strength in approving our participation in the TARP Capital Purchase Program,” stated Darrell G. Swanigan, President and CEO of First Bankshares and SuffolkFirst Bank. “However, we believe that the merger with Xenith Corporation is the better course of action for our bank, as it will enable us to increase our legal lending limit and at the same time enhance our ability to reach out to a larger segment of the market.”

Under the terms of the Merger Agreement, First Bankshares and Xenith Corporation will combine to form a one-bank holding company under the name Xenith Bankshares, Inc. The merger is expected to close in the third quarter of 2009. It has been approved by the boards of directors of both companies and is subject to the approval of each company’s shareholders, as well as regulatory approvals and other customary conditions. In addition, prior to closing the merger, Xenith Corporation will complete a private placement offering of its common stock raising at least $40 million in gross proceeds.

First Bankshares is the holding company for SuffolkFirst Bank, a community bank founded in the City of Suffolk, Virginia in 2002. SuffolkFirst Bank currently has approximately $175 million in assets and 43 employees. First Bankshares offers a broad selection of commercial and retail banking products, including commercial and residential real estate loans and various consumer loans. The common stock of First Bankshares is traded on the NASDAQ Capital Market under the symbol “SUFB.” After the merger, the name of SuffolkFirst Bank will be changed to Xenith Bank, but it will continue to do business as SuffolkFirst Bank at its existing locations in Suffolk.

For more information about First Bankshares and SuffolkFirst Bank, please visit: www.suffolkfirstbanks.com

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, First Bankshares will file with the Securities and Exchange Commission (the “SEC”) a joint proxy statement which will be sent to the shareholders of First Bankshares and Xenith Corporation seeking their approval of the merger. In addition, First Bankshares may file other relevant documents concerning the proposed merger with the SEC. Security holders are urged to read the joint proxy statement and other relevant documents when they become available because they will contain important information about the proposed merger.

Security holders of First Bankshares may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Security holders of First Bankshares may also obtain free copies of these documents by directing a request by telephone or mail to First Bankshares, Inc., P.O. Box 1340, Suffolk, Virginia 23439 (telephone: (757) 934-8200) or by accessing these documents at First Bankshares’ website: http://www.suffolkfirstbanks.com under “Investor Relations/SEC Filings/Documents”. The information on First Bankshares’ website is not, and shall not be deemed to be, a part of this release or incorporated into other filings made with the SEC.

First Bankshares and Xenith Corporation and certain of their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of First Bankshares and/or Xenith Corporation in connection with the merger. Information about the directors and executive officers of First Bankshares is set forth in the preliminary proxy statement for its 2009 annual meeting of shareholders filed with the SEC on February 23, 2009. Information about the directors and executive officers of Xenith may be obtained by reading the joint proxy statement regarding the merger when it becomes available. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement regarding the merger when it becomes available.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between First Bankshares and Xenith Corporation, (ii) First Bankshares’ and Xenith Corporation’s plans, obligations, expectations and intentions and (iii) other statements in the press release that are not historical facts. Words such as “anticipates,” “believes,” “intends,” “should,” “expects,” “will,” and variations of similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs of the management of First Bankshares as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcomes may differ materially from what may be expressed or forecasted in forward-looking statements. Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required regulatory and shareholder approvals; the ability to complete the merger as expected and within the expected timeframe; the possibility that one or more of the conditions to the completion of the merger may not be satisfied; any event that could give rise to a termination of the merger agreement; disruptions to customer and employee relationships and business operations caused by the merger; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in First Bankshares’ publicly filed documents, including its Annual Report or Form 10-K for the year ended December 31, 2008. First Bankshares, Inc. assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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